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                                                                  Exhibit 5


                          OPINION OF HUNTON & WILLIAMS



                                Hunton & Williams
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                          Richmond, Virginia 23219-4074



December 19, 1996



Dana Corporation
P.O. Box 1000
Toledo, Ohio 43697

Gentlemen:

We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 (the "Registration Statement") relating to 1,000,000 shares of Common Stock, $1 par value (the "Shares"), of Dana Corporation (the "Company") and to the reference to us under "Legal Matters" in the Registration Statement.

We have examined such certificates of the Company's officers and such evidence of corporate action as we consider relevant as the basis for this opinion, and are of the opinion that the issuance of the Shares has been duly and validly authorized by the Board of Directors of the Company, no other corporate action being necessary, and that when the Shares are issued to the Dana Corporation Pension Plans Trust as described in the Registration Statement, they will be legally issued, fully paid and nonassessable and no individual or personal liability for the obligations of the Company will attach to the ownership of the Shares.

Very truly yours,

HUNTON & WILLIAMS


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